SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of The Securities Exchange Act Of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                        ADVANCED TECHNICAL PRODUCTS, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


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     (2)  Aggregate number of securities to which transaction applies:


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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4)  Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:


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[_]  Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


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     (2)  Form, Schedule or Registration Statement No.:


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     (3)  Filing Party:


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     (4)  Date Filed:


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 *********************************PRESS RELEASE*******************************

          ADVANCED TECHNICAL PRODUCTS, INC. TO BE PURCHASED BY GENERAL
                           DYNAMICS FOR $250 MILLION

ROSWELL, GA, May 2, 2002 - General Dynamics (NYSE: GD) and Advanced Technical Products, Inc. (NASDAQ: ATPX) today entered into a definitive agreement for General Dynamics to acquire all 5.89 million outstanding shares of Advanced Technical Products (ATP) for a cash purchase price of $33.50 per share. In addition, General Dynamics would assume approximately $36.2 million of ATP's net debt and retire approximately $16.2 million in ATP stock options, bringing the transaction's value to approximately $250 million. The acquisition would be immediately accretive to General Dynamics' earnings. ATP closed at $28.53 in yesterday's trading.

The proposed transaction, unanimously approved by the boards of directors of both companies, is subject to ATP shareholder and regulatory approval and customary closing conditions. It is expected to be completed within the next 60 days. Upon completion of the acquisition, ATP will become part of General Dynamics Armament Systems, and the combined entity will be known as General Dynamics Armament and Technical Products.

The purchase of ATP gives General Dynamics a strong technology position on key programs aligned with homeland defense and DoD transformation initiatives. ATP is an industry leader in composites technology and production; Armament Systems is an industry leader in integrated armament products for air, land and sea platforms.

"Although we make different products, our companies serve many of the same customers and have highly complementary technologies. The combined organization will be able to expand into new growth markets," said Linda Hudson, president of General Dynamics Armament Systems. When the transaction closes, Hudson will be the president of General Dynamics Armament and Technical Products.

General Dynamics Armament Systems provides a broad range of armament solutions for the full range of military applications. The company designs, develops and produces complete armament systems for warfighters, fixed and rotary wing aircraft, land vehicles and sea-based platforms. In addition, Armament Systems provides system management for several key DoD programs, including the Hydra-70
2.75 inch rocket system. More information about Armament Systems can be found on the World Wide Web at www.gdarm.com.

General Dynamics, headquartered in Falls Church, Va., employs approximately 52,000 people worldwide and had 2001 revenues of $12 billion. The company has leading market positions in land and amphibious combat systems, mission-critical information systems and technologies, shipbuilding and marine systems, and business aviation. More information about the company can be found on the World Wide Web at www.generaldynamics.com.

Advanced Technical Products, headquartered in Roswell, Georgia, has four operating divisions (Marion, VA; Lincoln, NE; DeLand, FL; and Glen Cove, NY) employing more than 1,400 people. ATP manufactures advanced composite-based products using several manufacturing capabilities

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including: autoclave lamination, filament winding, resin transfer molding and metal bonding. These products are on board many U.S. fighter aircraft and helicopters. ATP is also a leader in the development and production of portable biological and chemical detection systems, tactical deception equipment and mobile shelter systems. More information about Advanced Technical Products can be found on the World Wide Web at www.atpx.com.

IMPORTANT LEGAL INFORMATION: Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by ATP, and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by ATP, at the SEC's website at www.sec.gov. The proxy statement, and other documents filed by ATP, may also be obtained free by directing a request to Advanced Technical Products, Inc. at 200 Mansell Ct. East, Suite 505, Roswell, Georgia 30076. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of ATP at the address set forth in the immediately preceding sentence.